Exhibit 23.7
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-160129 on Form S-3 of our report dated February 25, 2011 (March 14, 2011 as to Note 30) relating to the consolidated financial statements of Willis Group Holdings Public Limited Company appearing in the Current Report on Form 8-K of Willis Group Holdings Public Limited Company dated March 14, 2011 and of our report dated February 25, 2011 on the effectiveness of Willis Group Holdings Public Limited Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Willis Group Holdings Public Limited Company for the year ended December 31, 2010 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte LLP
London, United Kingdom
March 14, 2011